Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 and related prospectus of our report dated March 8, 2023, with respect to the consolidated financial statements of Onconetix, Inc. (formerly known as Blue Water Vaccines Inc.) (the “Company”) as of and for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ CBIZ CPAs P.C.

Los Angeles, California

February 7, 2025